                                                                   EXHIBIT 10.33

                                                                           DRAFT

                             COST SHARING AGREEMENT

        THIS AGREEMENT is entered into on this __ date of December, 1999 (Effective Date), by and between Avanex Corporation, a California, United States corporation, and Avanex Cayman, a Cayman Islands corporation (collectively the Members, and separately the Member).

                              W I T N E S S E T H:

        WHEREAS, the Members are engaged in the business of designing, manufacturing, and marketing photonic processors;

        WHEREAS, on the Effective Date each Member owned Intangible Property relating to certain photonics technology, as reflected in Exhibit A to this Agreement (the Initial Intangible Property);

        WHEREAS, the portions of the communications industry in which the Members are engaged are extremely competitive on a worldwide basis, so it is imperative that the Members be in the forefront of the acquisition or development of new generations of technology in their respective businesses;

        WHEREAS, Avanex Corporation has to date been responsible for research and development; and

        WHEREAS, the Members desire to develop a new technology for use in the photonic processors manufactured by the Members, and to share the costs and benefits of such development.

        NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and intending to be legally bound, the parties hereby agree as follows.

                                    ARTICLE 1

                                   DEFINITIONS

        Affiliate or Affiliates. "Affiliate" or "Affiliates" shall mean any corporation, firm, partnership, or other entity, whether de jure or de facto, that directly or indirectly owns, is owned by, or is under common ownership with a party to this Agreement to the extent of at least 50 percent of the equity having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation, or other entity actually controlled by, controlling, or under common control with a party to this Agreement.

        Confidential Matters. "Confidential Matters" is as defined in Section
6.3 of this Agreement.

        Developed Intangible Property. "Developed Intangible Property" shall mean Intangible Property developed as part of the Research Program.

        Effective Date. "Effective Date" is as defined immediately prior to the Recitals at the beginning of this Agreement.

        Group. "Group" shall include the legal entities that are Members, as long as they remain in such status.

        Improvements. "Improvements" shall mean any findings, discoveries, inventions, additions, modifications, formulations, or changes made during the term of this Agreement that relate to Intangible Property, Developed Intangible Property, Initial Intangible Property, Know-How, or Product.

        Initial Intangible Property. "Initial Intangible Property" is as defined in the Second Recital at the beginning of this Agreement.

        Intangible Property. "Intangible Property" shall mean and include any and all patents and similar industrial property rights (including, but not limited to, existing patent and pending patent applications, improvement patents, patents of addition, as well as divisions, reissues, contributions, and extensions of any of the foregoing), copyrights, process technology, inventions, computer programs, enhancements, updates, improvements, translations, adaptations, secret and confidential Know-How, information, data, specifications, designs, manufacturing techniques and descriptions, or other intangible property (whether or not in documentary form and whether or not patentable or copyrightable).

        Know-How. "Know-How" shall mean any and all technical information presently available or generated during the term of this Agreement that related to Product or Improvements and shall include, without limitation, all manufacturing data and any other information relating to Products or Improvements and useful for the development, manufacture, or effectiveness of Product.

        Member or Members. "Member" or "Members" is as defined immediately prior to the recitals at the beginning of this Agreement.

        Product. "Product" shall mean the property listed in Exhibit B to this Agreement using the Intangible Property.

        Research Committee. "Research Committee" shall mean the Committee composed or representatives of the Members that shall have responsibility for making determinations relating to value of valuation under the terms of this Agreement and the Research Program. Each Member shall have the right to appoint one representative to serve on the Research Committee. Each representative shall continue to serve as a member of the Research Committee until such time as the respective Member shall notify Avanex Corporation, and the other Members, if any other, of the appointment of a successor representative. Each member of the Research Committee shall have one vote. All decisions of the Research Committee shall be made by a vote of a majority of its members. In the event that there should be a tie vote, because of the presence of an even number of members or otherwise, Avanex Corporation shall have one additional vote for purposes only of breaking such tie. The members of the Research Committee shall annually elect a Chair from among its members, who shall have responsibility for maintaining the records of the Committee, including, without limitation, minutes of meetings and actions taken. All decisions of the Research Committee shall be binding on the Members for all purposes of this Agreement.

        Territory. "Territory" shall mean the following geographic areas relating to each Member:

Member                                      Geographic Area

Avanex Corporation                          United States

Avanex Cayman                               Cayman Islands

All Members on a nonexclusive               Rest of the world (not separately
basis                                       listed above)

        Third Party or Third Parties. "Third Party" or "Third Parties" shall mean any entity other than a party to this Agreement, a Member, or an Affiliate.

        Year. "Year" shall mean the 12-month period ending on [December 31].

                                    ARTICLE 2

                                TERM AND FUNDING

        Section 2.1. Term. The term of this Agreement shall be for a period of ten (10) years from the Effective Date, or for as long as a Research Project is in existence, whichever is later, unless terminated earlier as provided in
Article 8 of this Agreement.

        Section 2.2. Funding. Each Member shall commit up to [US$________] to accomplish the purposes of this Agreement over the ten year period beginning with the Effective Date. The funds so committed shall be expended in a manner and on a schedule as determined by the Research Committee.

        Section 2.3. Additional Funding. The Research Committee shall determine the extent to which additional funding is required to conduct the activities contemplated by this Agreement, and shall advise the parties of the amount of such additional funding and timing for contribution.

                                    ARTICLE 3

               GRANT OF RIGHTS TO USE INITIAL INTANGIBLE PROPERTY

        Section 3.1. Grant by Grantor Members. Each Member (Grantor Member) hereby grants to each other Member (Grantee Members) the reciprocal nonexclusive, royalty-free right to use the Initial Intangible Property and any Developed Intangible Property owned by the Grantor Member outside the Territory of the Grantor Member during the term of this Agreement.

        Section 3.2. Grant of Third-Party Rights. Each Grantor Member hereby grants to the Grantee Members the reciprocal nonexclusive, royalty-free right to use any and all rights that the Grantor Member shall have with respect to Intangible Property licensed to the Grantor Member by any Third Party, to the extent authorized by the documents pursuant to which such Intangible Property was licenses or otherwise granted to the

Grantor Member (Third Party Intangibles). In the event that the Grantor Member is obligated to pay, or has paid, a royalty with respect to such Third Party Intangibles, each Grantee Member shall be obligated to make an appropriate payment to the Grantor Members, which amount shall de determined by the Research Committee.

        Section 3.3. No Further Transfer. A Grantee Member may not further assign, sublicense, make available, or otherwise transfer or disclose any right to use, develop, or otherwise enjoy any of the Initial Intangible Property or Developed Intangible Property granted to such Grantee Member under Section 3.1 of this Article, or any of the Third-Party Intangibles granted to such Grantee Member under Section 3.2 of this Article, without the express written consent of the respective Grantor Member, provided that this restriction shall not apply to any transactions entered by Avanex Corporation pursuant to Article 4 of this Agreement.

        Section 3.4. Compensation. In return for the grants made in Sections 3.1 and 3.2 of this Article, each Member shall be entitled to receive the following:

        a. The royalty-free right to use the Initial Intangible Property or Developed Intangible Property granted to it under Section 3.1 of this Article.

        b. The royalty-free right to use the Third-Party Intangibles granted to it under Section 3.2 of the Article.

                                    ARTICLE 4

                                RESEARCH PROGRAM

        Section 4.1. Research Program. The Research Program shall include research and development activity performed by the Members, or performed by Third Parties and funded by the Members, including, without limitation, (1) basic research, (2) product specific development, and (3) Improvements to existing Product of manufacturing processes, relating to the Research Program. A list of those products included in the Research Program is attached as Exhibit C to this Agreement. Those projects specifically excluded from the Research Program are listed in Exhibit D to this Agreement. Research activity not listed in Exhibit C but not excluded in Exhibit D shall be included in the Research Program. Exhibits C and D shall be updated as of the last day of a Year by Avanex Corporation.

        Section 4.2. Projects Conducted Prior to the Effective Date. The Research Program shall include no research project conducted by a Member prior to the Effective Date.

        Section 4.3. Acquired Products or Projects. A product or project may be added to the Research Program on the acquisition of the product or a portion thereof by purchase, license, or otherwise.

        Section 4.4. Research Program and Budget.

        a. Annual Operation Plan. The Research Committee shall prepare an annual operation plan for the Research Program (Annual Operation
            Plan), which shall set forth in detail the objectives to be accomplished during such Year and project future operations and objectives. The Annual Operating Plan may be changed at any time by the Research Committee. In the event that the Policy Committee should fail to adopt an Annual Operation Plan for any Year, the preceding Annual Operation Plan shall continue in force.

        b. Budget. The Annual Operating Plan shall include a budget of planned expenditures for sources and uses of funds for the current Year and a forecast for the two subsequent years.

        Section 4.5. Cost Sharing.

        a. Cost Share. Each Member shall be responsible for its proportional share of the costs of the Research Program for each Year in which this Agreement is effective, as defined in Section 4.5(b).

        b. Proportional Share. The proportional share of each Member for a Year shall be determined by its respective proportion of the sales of Product by the Group, which amount shall be a fraction the numerator of which shall be the net sales of Products by each Member during the ten years preceding the Year in question and the denominator of which shall be the net sales of Products by all Members of the Group during the ten years preceding the Year in question. The Research Committee shall determine the proportional share of each Member for each year and shall notify each Member of such determination as soon as possible after the end of each Year.

        c. Contribution. The Research Committee shall advise the Members of the dates when cost contributions are to be made, subject to Section 2.2 of this Agreement.

        Section 4.6. Roles of Parties. The role of each party in performing its activities under this Agreement will be set forth in the Annual Operating Plan. Initially, it is contemplated that the parties will:

        a. Use their expertise in materials developed and concentrate on research to develop advanced materials that can effectively be used in Product; and

        b. Use their design, manufacturing, and marketing expertise in photonics technologs to direct research into areas where Product is needed and to coordinate efforts to obtain any necessary government approvals to market resultant Product.

        Section 4.7. Research and Development Responsibilities. The Research Committee shall determine the nature of the research and development work that needs to be completed by one or both parties to achieve the purposes of this Agreement, and such projects shall be included in the Annual Operation Plan (Project or Projects).

        a. Each Project shall separately identify the nature of the work to be performed by each party, the particular use to which the work is expected to be put, the total cost of such work, the amount to be billed to and paid for by each party, and an estimate of the date by which such work is to be completed.

        b. The parties shall perform the work specified for each Project. Each party covenants with the other that all such work will be performed as specified in the Project and that each will cause such work to be performed by its employees utilizing the level of skill, care, and diligence as is exercised by its respective employees in their own internal projects of the same or similar nature.

        c. Until such time as a Product is developed, all research, development, and other work contemplated by this agreement shall be performed by the parties via Projects. Each party shall be reimbursed for its total direct costs incurred in such work.

        d. In the event that the Research Committee shall decide to contract with a Third Party for work relating to Projects, the services of any such Third Party shall be obtained by the Research Committee under circumstances that will Protect the confidentiality of Intangible Property and Improvements developed by the Third Party under the same conditions as those set forth in Section 6.3 of this Agreement.

        e. Whether the work of a Project is done by the parties or by agreement with a Third Party, such Project will be set forth in the Annual Operating Plan along with an estimate of the cost thereof and must be approved by the Research Committee before becoming effective.

        f. A research manager (Research Manager) will be appointed by the Research Committee and will direct the research and development being carried out by the parties and coordinate activities under this Agreement subject to the oversight of the Research Committee. The Research Manager will normally attend the meetings of the Research Committee but will not vote.

                                    ARTICLE 5

                       OWNERSHIP OF DEVELOPED INTANGIBLES

        Section 5.1. Legal Title. Legal title to Developed Intangible Property shall be in the name of the Member responsible for the portion of the Research Program that produced such Developed Intangible Property (Developing Member) subject to the rights and obligations of the other members under this Agreement. The Developing Member shall take such action as may, from time to time, be necessary to protect the worldwide intellectual property rights in Developed Intangible Property, unless the Research Committee directs to the contrary.

        Section 5.2. Beneficial Rights. Each Member shall have the exclusive right to use the Developed Intangible Property for manufacturing, marketing, and other purposes in its Territory, except as otherwise provided in this Agreement.

                                    ARTICLE 6

             EXCHANGE OF INFORMATION, CONFIDENTIALITY, AND TRANSFER

        Section 6.1. Know-How. During the term of this Agreement, each member shall promptly disclose to the other Members its Know-How.

        Section 6.2. Improvements. During the term of this Agreement, each Member shall promptly inform the other Members of any information that it obtains or develops regarding Product and Improvements.

        Section 6.3. Confidentiality. During the Term of this Agreement, and for a period of ten years from the date of expiration or termination of this Agreement, each Member shall treat this Agreement, Know-How, Intangible Property, Initial Intangible Property, Developed Intangible Property, Improvements, and all information, data, reports, and other records that it receives from another Member (collectively, the Confidential Matters) as secret, confidential, and proprietary and shall not disclose or use such

Confidential Matters without the prior written consent of such other Member. Each Member shall develop and implement such procedures as may be required to prevent the intentional or negligent disclosure to Third Parties of Confidential Matters communicated to it and its employees by other Members, including, but not limited to, requiring each of its employees having access to such information under this Agreement to enter into an appropriate secrecy agreement.

        Nothing in this Agreement shall prevent the disclosure by a Member or its employees of confidential information that:

        a. Prior to the transmittal thereof to the Member was of general public knowledge;

        b. Becomes, subsequent to the time of transmittal to the Member, a matter of general public knowledge otherwise than as a consequence of a breach by the Member of any obligation under this Agreement;

        c.  Is made public by the disclosing Member;

        d. Was in the possession of a Member in documentary form prior to the time of disclosure thereof to it by the disclosing Member, and was held by the Member free of any obligation of confidence to the disclosing Member or any Third Party; or

        e. Is received in good faith from a Third Party having the right to disclose it, who, to the best of the Member's knowledge, did not obtain the same from a Member and who imposed no obligation of secrecy on the Member with respect to such information.

                                    ARTICLE 7

                                 INDEMNIFICATION

        Each Member (a Defending Member) shall save, hold harmless, and defend each other Member from and against any loss, cost, or expense, including reasonable attorney fees, damages, or penalties of any kind on account of or resulting from any claim or action for infringement of any existing or future patent, or misappropriation of any trade secret or other intellectual property right with respect to Initial Intangible Property, Developed Intangible Property, Intangible Property, or other Confidential Matters owned, developed, or held by such Defending Member. A Defending Member shall defend any such claim or action at its own expense provided that the other Member promptly notifies such Defending Member upon learning of any such claim or action and cooperates with such Defending Member in defending any such claim or action.

                                    ARTICLE 8

                              TERM AND TERMINATION

        Section 8.1. Termination With Respect to All Members. This Agreement may be terminated at any time by the unanimous written consent of the Members.

        Section 8.2. Termination With Respect to Fewer Than All Members. The interest of a Member in this Agreement shall terminate on the occurrence of any of the following events, the determination of which shall be in the sole discretion of Avanex Corporation, and any such determination shall be effective immediately upon giving notice thereof to the Members of Avanex Corporation.

        a. The giving of notice by a Member of a desire to terminate its participation in this Agreement, but where a majority of Members do not provide a similar notice.

        b. The transfer of a substantial portion of the stock or assets of a Member.

        c. The default of a Member with respect to any of its obligations under this Agreement and its failure to cure any such default within sixty
            (60) days following the date of notice to it from Avanex Corporation identifying such default.

        d. Any act, determination, filing, judgment, declaration, notice, appointment of receiver or trustee, failure to pay debts, or other events under any law applicable to a Member indicating the insolvency or bankruptcy of the Member.

        e. The taking of any extraordinary governmental action, including, without limitation, seizure or nationalization of assets, stock, or other property relating to a Member.

        f. Any other event that shall cause Avanex Corporation to have concern about the financial stability of a Member.

        Section 8.3. Effect of Termination of the Interest of Fewer Than All Members.

        a. On the occurrence of an event of termination of the interest of a Member (the Terminated Member) under Section 8.2 of this Article, where there are at least two Members that are not Terminated Members, the Terminated Member shall continue to have the rights granted to it hereunder with respect to Know-How, Initial Intangible Property, Developed Intangible Property, Improvements, and other Confidential Matters that it actually used as of that date of such event of termination during the life of such intangibles, provided that the Terminated Member shall have no right to assign, sublicense, or otherwise transfer such rights to any person or entity without the express written consent of Avanex Corporation.

        b. In the event that the Terminated Member shall make any assignment, sublicense, or other transfer of the items noted in Subsection (a) of this Section without the express written consent of Avanex Corporation, then the interest of the Terminated Member in such right shall immediately terminate, and the Terminated Members shall have no further interest in such rights whatsoever.

        c. The Terminated Member shall have no interest in any Developed Intangible Property resulting from the Research Program subsequent to the date of such event of termination.

        d. The Members other than the Terminated Member shall continue to have the rights granted to them under this Agreement with respect to Know-How, Initial Intangible Property, Developed Intangible Property, Improvements, and other Confidential Matters owned, developed, or held by the Terminated Member during the life of such intangibles, which rights shall not be affected by the termination stated in Subsection (b) of this Section.

        Section 8.4. Effect of Termination of This Agreement. In the event of a termination of this Agreement pursuant to Section 8.1 of this Article, the Avanex Corporation shall determine a winding-up procedure that will have the effect of allowing each Member to continue to enjoy the rights granted to it hereunder with respect to Know-How, Initial Intangible Property, Developed Intangible Property, Improvements, and Confidential Matter as of the effective date of such termination of this Agreement.

                                    ARTICLE 9

                                  MISCELLANEOUS

        Section 9.1. Notices. Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement shall be in writing, signed by the person giving such notice, election, offer, acceptance, or demand and shall be delivered personally, or sent by registered or certified mail, with a copy by facsimile, to the party, addressed as follows:

                Avanex Corporation

                40919 Encyclopedia Circle
                Fremont, CA  94538
                Attn: Jessy Chao
                Fax: 510-897-4189

                Avanex Cayman
                40919 Encyclopedia Circle
                Fremont, CA  94538
                Attn: Jessy Chao
                Fax: 510-897-4189

        The date of personal delivery or the date of mailing, as the case may be, shall be the date of such notice, election, offer, acceptance, or demand.

        Section 9.2. Force Majeure. If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with, or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, on giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference, or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

        Section 9.3. Binding Effect, Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns and successors-in-interest. Neither party may assign any right, or delegate any obligation hereunder without the express prior written consent of the other, which consent shall be strictly at the discretion of such other party and may be contingent, if given, upon such terms and conditions as it sees fit.

        Section 9.4. Amendment. No change, modification, or amendment of this Agreement shall be valid or binding on the parties unless such change or modification shall be in writing signed by the party or parties against whom the same is sought to be enforced.

        Section 9.5. Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which the party may be lawfully entitled.

        Section 9.6. Further Assurances. Each party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Agreement.

        Section 9.7. No Waiver. The failure of any party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such party's right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

        Section 9.8. Integration. This Agreement constitutes the full and complete agreement of the parties.

        Section 9.9. Captions. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

        Section 9.10. Number and Gender. Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular, and the gender of any pronoun shall include all genders.

        Section 9.11. Counterparts. This Agreement may be executed in multiple copies, each of which shall for all purposes constitute an Agreement, binding on the parties, and each partner hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

        Section 9.12. Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday, or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until 5:00 p.m. PST on the next succeeding business day to exercise such privilege or to discharge such duty.

        Section 9.13. Costs and Expenses. Unless otherwise provided in this Agreement, each party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

        Section 9.14. Governing Law, Jurisdiction, Etc.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts performed wholly within California, without regards to conflict of laws principles. Any dispute arising in connection with the present Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitral proceedings shall be held in Alameda County, California, USA and conducted in the English language. Any award so entered shall be final and binding upon the Parties and may be entered by any court of competent jurisdiction.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their duly authorized officers.

                                            AVANEX CORPORATION

                                                    /s/ JESSY CHAO
                                            ----------------------------------
                                                    Jessy Chao, CFO

                                            AVANEX CAYMAN

                                                     /s/ JESSY CHAO
                                            ----------------------------------
                                                  Jessy Chao, Director

[ATTACH EXHIBIT A, LIST OF INITIAL INTANGIBLE PROPERTY; EXHIBIT B, PRODUCTS; EXHIBIT C, RESEARCH PROGRAM; AND EXHIBIT D, EXCLUDED PROJECTS; SAMPLES NOT PROVIDED]